                                                          [L&W Draft of 1/14/97]

                     CERTIFICATE OF DESIGNATION, PREFERENCES
                    AND RELATIVE, PARTICIPATING, OPTIONAL AND
                        OTHER SPECIAL RIGHTS OF PREFERRED
                      STOCK AND QUALIFICATIONS, LIMITATIONS
                            AND RESTRICTIONS THEREOF

                                       OF

                      ___% SERIES A CUMULATIVE EXCHANGEABLE
                                 PREFERRED STOCK

                                       OF

                       PEGASUS COMMUNICATIONS CORPORATION

                            -------------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                            -------------------------

                 Pegasus Communications Corporation (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, certifies that pursuant to the authority contained in Article Fourth of its Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, a duly constituted committee of the Board of Directors of the Company, acting within the scope of the authority delegated to it by the Board of Directors, by unanimous written consent dated January __, 1997 duly approved and adopted the following resolution (this "Certificate of Designation") which resolution remains in full force and effect on the date hereof:

                  RESOLVED, that pursuant to the authority vested in the Pricing Committee of the Board of Directors by resolutions duly adopted by the Board of Directors on November 21, 1996, the Pricing Committee of the Board of Directors does hereby designate, create, authorize and provide for the issue of ___% Series A Cumulative Exchangeable Preferred Stock due __________, 2007 (the "Series A Preferred Stock"), par value $0.01 per share, with a liquidation preference of $1,000 per share, consisting of 100,000 shares, having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

                  1.       Certain Definitions.

                  Unless the context otherwise requires, the terms defined in this Section 1 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

                  "Acquired Debt" means, with respect to any specified Person,
(i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

                  "Adjusted Operating Cash Flow" means, for the four most recent fiscal quarters for which internal financial statements are available, Operating Cash Flow of such Person and its Restricted Subsidiaries less DBS Cash Flow for the most recent four-quarter period plus DBS Cash Flow for the most recent quarterly period, multiplied by four.

                  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

                  "Affiliate Transaction" has the meaning set forth in Section 8(d) below.

                  "Applicable Redemption Price" means a price per share equal to the following redemption prices specified below (expressed as percentages of the Liquidation Preference thereof), in each case, together with accumulated and unpaid dividends, if any, to the date of redemption if redeemed during the 12-month period commencing on ________ of each of the years set forth below:

                  2002................................................___%
                  2003................................................___%
                  2004................................................___%
                  2005 and thereafter.................................___%

                  "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business consistent with past practices and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following transactions will not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary of the Company or by a Wholly Owned Restricted Subsidiary of the Company to the Company or to another Wholly Owned Restricted Subsidiary of the Company, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary of the Company to the Company or to another Wholly Owned Restricted Subsidiary of the Company and (iii) a Restricted Payment that is permitted by the provisions of Section 8(a) hereof.

                  "Asset Swap" means an exchange of assets by the Company or a Restricted Subsidiary of the Company for one or more Permitted Businesses or for a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses.

                  "Bank Facilities" means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

                  "Basket Period" has the meaning set forth in Section 8(a) below.

                  "Board of Directors" means the Board of Directors of the Company or any authorized committee of the Board of Directors.

                  "Business Day" means any day other than a Legal Holiday.

                  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

                  "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

                  "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days or on demand for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating at acquisition obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition.

                  "Certificated Securities" has the meaning set forth in Section 14(d) below.

                  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principal or his Related Parties, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that (A) any "person" (as defined above) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more of the Class A Common Stock of the Company than is beneficially owned (as defined above) at such time by the Principal and his Related Parties in the aggregate, (B) the Principal and his Related Parties collectively cease to beneficially own (as defined above) Voting Stock of the Company having at least 30% of the combined voting power of all classes of Voting Stock of the Company then outstanding or (C) the Principal and his Affiliates acquire, in the aggregate, beneficial ownership (as defined above) of more than 66 2/3% of the shares of Class A Common Stock at the time outstanding or (iv) the first day on which a majority of the members of the Board of Directors are not Continuing Directors.

                  "Change of Control Offer" has the meaning set forth in Section 7(a) below.

                  "Change of Control Payment" has the meaning set forth in
Section 7(a) below.

                  "Change of Control Payment Date" has the meaning set forth in
Section 7(d)(ii) below.

                  "Class A Common Stock" means the Class A Common Stock, par value $.01 per share, of the Company.

                  "Closing Date" means the date on which shares of Series A Preferred Stock are first issued.

                  "Commission" means the Securities and Exchange Commission.

                  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iii) the cumulative effect of a change in accounting principles shall be excluded and (iv) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries.

                  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Closing Date or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

                  "Cumulative Operating Cash Flow" means, as of any date of determination, Operating Cash Flow for the Company and its Restricted Subsidiaries for the period (taken as one accounting period) from the beginning of the first full month commencing after the Closing Date to the end of the most recently ended fiscal quarter for which internal financial statements are available at such date of determination, plus all cash dividends received by the Company or a Wholly Owned Restricted Subsidiary of the Company from any Unrestricted Subsidiary of the Company or any Unrestricted Subsidiary of any Wholly Owned Restricted Subsidiary of the Company to the extent that such dividends are not included in the calculation of permitted Restricted Payments under Section 8(a)(i)(3) hereof by virtue of clause (C) of such section.

                  "Cumulative Total Interest Expense" means, with respect to the Company and its Restricted Subsidiaries, as of any date of determination, Total Interest Expense for the period (taken as one accounting period) from the beginning of the first full month commencing after the Closing Date to the end of the most recently ended fiscal quarter for which internal financial statements are available at such date of determination.

                  "Depositary" has the meaning set forth in Section 14(a) below.

                  "DBS Cash Flow" means income from operations (before depreciation, amortization and Non-Cash Incentive Compensation to the extent deducted in arriving at income from operations) for the Satellite Segment determined on a basis consistent with the segment data contained in the Company's consolidated audited financial statements.

                  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

                  "DGCL" has the meaning set forth in Section 2(b) below.

                  "Disqualified Stock" means any Capital Stock (other than the Series A Preferred Stock) that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the mandatory redemption date of the Series A Preferred Stock set forth in this Certificate of Designation unless, in any such case, the issuer's obligation to pay, purchase or redeem such Capital Stock is expressly conditioned on its ability to do so in compliance with the provisions of Section 8(a) hereof.

                  "Dividend Payment Date" has the meaning set forth in Section 2(a) below.

                  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

                  "Event of Default" means any Event of Default under the Exchange Note Indenture.

                  "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

                  "Exchange Date" has the meaning set forth in Section 5(b) below.

                  "Exchange Notes" means the Company's ___% Senior Subordinated Exchange Notes due 2007 issuable in exchange for the Company's Series A Preferred Stock.

                  "Exchange Note Indenture" means that certain indenture under which the Exchange Notes would be issued and which shall be substantially in the form attached as Annex A hereto.

                  "Exchange Note Trustee" means the trustee under the Exchange
Note Indenture.

                  "Executive Officer" means any officer of the Company that would be deemed to be an "executive officer" within meaning of the rules and regulations of the Commission.

                  "Existing Indebtedness" means all Indebtedness of the Company and its Subsidiaries in existence on the Closing Date, until such amounts are repaid.

                  "fair market value" means, with respect to assets or aggregate net proceeds having a fair market value (a) of less than $5.0 million, the fair market value of such assets or proceeds determined in good faith by the Board of Directors (including a majority of the Independent Directors thereof) and evidenced by a board resolution and (b) equal to or in excess of $5.0 million, the fair market value of such assets or proceeds as determined by an independent appraisal firm with experience in the valuation of the classes and types of assets in question; provided that the fair market value of the assets purchased in an arms'-length transaction by an Affiliate of the Company (other than a Subsidiary) from a third party that is not also an Affiliate of the Company or of such purchaser and contributed to the Company within five Business Days of the consummation of the acquisition of such assets by such Affiliate shall be deemed to be the aggregate consideration paid by such Affiliate (which may include the fair market value of any non-cash consideration to the extent that the valuation requirements of this definition are complied with as to any such non-cash consideration).

                  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Closing Date.

                  "Global Shares" has the meaning set forth in Section 14(a) below.

                  "Global Share Holder" has the meaning set forth in Section 14(a) below.

                  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, co-borrowing arrangements, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

                  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

                  "Holder" means the record holder of one or more shares of Series A Preferred Stock, as shown on the books and records of the Transfer Agent.

                  "incur" has the meaning set forth in Section 8(b) below.

                  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing any Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the full amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

                  "Indebtedness to Adjusted Operating Cash Flow Ratio" means, as of any date of determination, the ratio of (a) the aggregate principal amount of all outstanding Indebtedness of a Person and its Restricted Subsidiaries as of such date on a consolidated basis, plus the aggregate liquidation preference of all outstanding preferred stock (other than Qualified Subsidiary Stock) of the Restricted Subsidiaries of such Person as of such date (excluding any such preferred stock held by such Person or a Wholly Owned Restricted Subsidiary of such Person), plus the aggregate liquidation preference or redemption amount of all Disqualified Stock of such Person (excluding any Disqualified Stock held by such Person or a Wholly Owned Restricted Subsidiary of such Person) as of such date to (b) Adjusted Operating Cash Flow of such Person and its Restricted Subsidiaries for the most recent four-quarter period for which internal financial statements are available determined on a pro forma basis after giving effect to all acquisitions and dispositions of assets (notwithstanding clause
(ii) of the definition of "Consolidated Net Income") (including, without limitation, Asset Swaps) made by such Person and its Restricted Subsidiaries since the beginning of such four-quarter period through such date as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period.

                  "Independent Director" means a member of the Board of Directors who is neither an officer nor an employee of the Company or any of its Affiliates.

                  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities, or preferred stock which is not Disqualified Stock, of the Company shall not be deemed to be an Investment.

                  "Junior Securities" has the meaning set forth in Section 2(c) below.

                  "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

                  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

                  "Liquidation Preference" means $1,000 per share of Series A Preferred Stock.

                  "Mandatory Redemption Date" has the meaning set forth in
Section 4(a) below.

                  "Net Income" means, with respect to any Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or
(b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

                  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting, investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness in connection with such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

                  "Non-Cash Incentive Compensation" means incentive compensation paid to any officer, employee or director of the Company or any of its Subsidiaries in the form of Class A Common Stock of the Company or options to purchase Class A Common Stock of the Company pursuant to the Pegasus Communications Restricted Stock Plan and the Pegasus Communications 1996 Stock Option Plan.

                  "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise) or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

                  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

                  "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person.

                  "Officers' Certificate" means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of
Section 10 hereof.

                  "Operating Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, (a) plus
(i) extraordinary net losses and net losses on sales of assets outside the ordinary course of business during such period, to the extent such losses were deducted in computing such Consolidated Net Income, plus (ii) provision for taxes based on income or profits, to the extent such provision for taxes was included in computing such Consolidated Net Income, and any provision for taxes utilized in computing the net losses under clause (i) hereof, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, plus (v) Non-Cash Incentive Compensation to the extent such compensation expense was deducted in computing such Consolidated Net Income and to the extent not included in clause (iv) of this definition and (b) less all non-cash income for such period (excluding any such non-cash income to the extent it represents an accrual of cash income in any future period or amortization of cash income received in a prior period).

                  "Parity Securities" means any class or series of Capital Stock of the Company of the Company ranking on a parity with the Series A Preferred Stock.

                  "Paying Agent" has the meaning set forth in Section 9(c) below.

                  "Payment Default" has the meaning set forth in Section 6(b) below.

                  "Permitted Businesses" means (a) any media or communications business, including but not limited to, any broadcast television station, cable franchise or other business in the television broadcasting, cable or direct-to-home satellite television industries and (b) any business reasonably related or ancillary to any of the foregoing businesses.

                  "Permitted Investments" means (a) any Investments in the Company or in a Wholly Owned Restricted Subsidiary of the Company; (b) any Investments in Cash Equivalents; (c) Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company; and
(d) other Investments (measured as of the time made and without giving effect to subsequent changes in value) that do not exceed an amount equal to $5.0 million plus, to the extent any such Investments are sold for cash or are otherwise liquidated or repaid for cash, any gains less any losses realized on the disposition of such Investments.

                  "Permitted Refinancing Debt" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that (i) the principal amount of such Permitted Refinancing Debt does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus (a) the amount of reasonable expenses incurred in connection therewith and (b) the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such refinancing or deemed by the Company or such Restricted Subsidiary necessary to be paid in order to effectuate such refinancing); (ii) such Permitted Refinancing Debt has a final maturity date not earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded would, if the Exchange Notes were outstanding at such time, be subordinated in right of payment to the Exchange Notes, such Permitted Refinancing Debt has a final maturity date later than _________, 2007 and would, if the Exchange Notes were outstanding at such time, be subordinated in right of payment to the Exchange Notes on terms at least as favorable to the holders of such Exchange Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

                  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

                  "Principal" means Marshall W. Pagon.

                  "Qualified Subsidiary Stock" means Capital Stock of a Subsidiary of the Company which by its terms (a) does not mature, or is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise and is not redeemable at the option of the holder thereof, in whole or in part, prior to __________, 2008 (in each case, whether automatically or upon the happening of any event) (unless, in any such case, the issuer's obligation to pay, purchase or redeem such Capital Stock is expressly conditioned on its ability to do so in compliance with the provisions of Section 8(a) hereof), (b) is automatically exchangeable into shares of Capital Stock of the Company that is not Disqualified Stock upon the earlier to occur of (i) the occurrence of a Voting Rights Triggering Event and (ii) __________, 2006, (c) has no voting or remedial rights and (d) does not permit the payment of cash dividends prior to __________, 2007 (unless, in the case of this clause (d), the issuer's ability to pay cash dividends is expressly conditioned on its ability to do so in compliance with the provisions of Section 8(a) hereof).

                  "Record Date" has the meaning set forth in Section 2(a) below.

                  "Redemption Date" has the meaning set forth in Section 4(d) below.

                  "reduction or decrease in capital stock" has the meaning set forth in Section 3 below.

                  "Related Party" with respect to the Principal means (A) any immediate family member of the Principal or (B) any trust, corporation, partnership or other entity, more than 50% of the voting equity interests of which are owned directly or indirectly by, and which is controlled by, the Principal and/or such other Persons referred to in the immediately preceding clause (A). For purposes of this definition, (i) "immediate family member" means spouse, parent, step-parent, child, sibling or step-sibling and (ii) "control" has the meaning specified in the definition of "Affiliate." In addition, the Principal's estate shall be deemed to be a Related Party until such time as such estate is distributed in accordance with the Principal's will or applicable state law.

                  "Restricted Investment" means an Investment other than a Permitted Investment.

                  "Restricted Payment" has the meaning set forth in Section 8(a) below.

                  "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Senior Securities" means any class or series of capital stock of the Company ranking senior to the Series A Preferred Stock.

                  "Separation Date" means the earlier to occur of (i) April 3, 1997 and (ii) in the event of a Change of Control, the date the Company mails notice thereof.

                  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Closing Date.

                  "Split Dollar Agreement" means the Split Dollar Agreement between the Company and Nicholas A. Pagon, Holly T. Pagon and Michael B. Jordan, as trustees of an insurance trust established by Marshall W. Pagon, as in effect on the Closing Date.

                  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

                  "Total Interest Expense" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, to the extent such amounts are not included in clause (i) of this definition, and (iii) any interest expense for such period on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets (other than Equity Interests in Unrestricted Subsidiaries securing Indebtedness of Unrestricted Subsidiaries) of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) all cash and non-cash dividend payments during such period on any series of preferred stock of a Restricted Subsidiary of such Person.

                  "Transfer Agent" means the entity designated from time to time by the Company to act as the registrar and transfer agent for the Series A Preferred Stock.

                  "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

                  "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Certificate of Designation and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the provisions of Section 8(b)(i) hereof (treating such Subsidiary as a Restricted Subsidiary for such purpose for the period relevant to such covenant set forth in Section 8(b)(i) hereof), the Company shall be in default of such covenant); provided, however, that in the event an Unrestricted Subsidiary ceases to meet the requirement set forth in clause (e) of this definition, such Unrestricted Subsidiary shall have 60 days to meet such requirement before such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary. The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall be permitted only if (i) such Indebtedness is permitted under Section 8(b)(i) hereof (treating such Subsidiary as a Restricted Subsidiary for such purpose for the period relevant to such covenant set forth in Section 8(b)(i) hereof) and
(ii) no Voting Rights Triggering Event would be in existence following such designation.

                  "Voting Stock" means with respect to any specified Person, Capital Stock with voting power, under ordinary circumstances and without regard to the occurrence of any contingency, to elect the directors or other managers or trustees of such Person.

                  "Voting Rights Triggering Event" has the meaning set forth in
Section 6(b) below.

                  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

                  "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock (other than Qualified Subsidiary Stock) or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

                  2. Dividends.

                  (a) The Holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of the Company legally available therefor, cumulative preferential dividends from the issue date of the Series A Preferred Stock accruing at the rate per share of $ _____ per annum, payable semi-annually in arrears on each ___________ and ____________ or, if any such date is not a Business Day, on the next succeeding Business Day (each, a "Dividend Payment Date"), to the Holders of record as of the next preceding __________ and ____________ (each, a "Record Date"). Dividends shall be payable in cash, except that on each Dividend Payment Date occurring on or prior to ___________, 2002, dividends may be paid, at the Company's option, by the issuance of additional shares of Series A Preferred Stock (including fractional shares) having an aggregate Liquidation Preference equal to the amount of such dividends. The issuance of such additional shares of Series A Preferred Stock shall constitute "payment" of the related dividend for all purposes of this Certificate of Designation. The first dividend payment of $_______ per share of Series A Preferred Stock shall be payable on _________, 1997. Dividends payable on the Series A Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months and shall be deemed to accumulate on a daily basis.

                  (b) Dividends on the Series A Preferred Stock shall accumulate whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends shall accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate. Accumulated unpaid dividends shall bear interest at a per annum rate 200 basis points in excess of the annual dividend rate on the Series A Preferred Stock. The Company shall take all actions required or permitted under the Delaware General Corporation Law (the "DGCL") to permit the payment of dividends on the Series A Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with the DGCL, to make or keep funds legally available for the payment of dividends.

                  (c) No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series A Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Series A Preferred Stock. Unless full cumulative dividends on all outstanding shares of Series A Preferred Stock for all past dividend periods shall have been declared and paid, or declared and a sufficient sum for the payment thereof set apart, then: (i) no dividend (other than a dividend payable solely in shares of any class of stock ranking junior to the Series A Preferred Stock as to the payment of dividends and as to rights in liquidation, dissolution or winding up of the affairs of the Company ("Junior Securities") shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities; (ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities, other than a distribution consisting solely of Junior Securities; (iii) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Junior Securities) by the Company or any of its Subsidiaries; and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities by the Company or any of its Subsidiaries. Holders of the Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.

                  3. Distributions Upon Liquidation, Dissolution or Winding Up.

         Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company or reduction or decrease in its capital stock resulting in a distribution of assets to the holders of any class or series of the Company's capital stock (a "reduction or decrease in capital stock"), each Holder of shares of the Series A Preferred Stock shall be entitled to payment out of the assets of the Company available for distribution of an amount equal to the Liquidation Preference per share of Series A Preferred Stock held by such Holder, plus accumulated and unpaid dividends, if any, to the date fixed for liquidation, dissolution, winding up or reduction or decrease in capital stock, before any distribution is made on any Junior Securities, including, without limitation, common stock of the Company. After payment in full of the Liquidation Preference and all accumulated dividends, if any, to which Holders of Series A Preferred Stock are entitled, such Holders shall not be entitled to any further participation in any distribution of assets of the Company. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company or reduction or decrease in capital stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding up of the business of the Company or reduction or decrease in capital stock.

                  4. Redemption by the Company

                  (a) On ________, 2007 (the "Mandatory Redemption Date"), the Company shall be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Series A Preferred Stock at a price in cash equal to the Liquidation Preference thereof, plus accumulated and unpaid dividends, if any, to the date of redemption. The Company shall not be required to make sinking fund payments with respect to the Series A Preferred Stock. The Company shall take all actions required or permitted under the DGCL to permit such redemption.

                  (b) The Series A Preferred Stock may not be redeemed at the option of the Company on or prior to _________, 2002. The Series A Preferred Stock may be redeemed, in whole or in part, at the option of the Company on or after _______, 2002, at the Applicable Redemption Price. Notwithstanding the foregoing sentence, during the first 36 months after the Closing Date, the Company may, on any one or more occasions, use the net proceeds of one or more offerings of its Class A Common Stock to redeem up to 25% of the shares of Series A Preferred Stock then outstanding (whether initially issued or issued in lieu of cash dividends) at a redemption price of 110% of the Liquidation Preference thereof plus, without duplication, accumulated and unpaid dividends to the date of redemption; provided that, after any such redemption, at least $75.0 million in aggregate Liquidation Preference of Series A Preferred Stock remains outstanding; and provided further, that any such redemption shall occur within 90 days of the date of closing of such offering of Class A Common Stock of the Company.

                  (c) In case of redemption of less than all of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot as determined by the Company in its sole discretion.

                  (d) Notice of any redemption shall be sent by or on behalf of the Company not less than 30 nor more than 60 days prior to the date specified for redemption in such notice (including the Mandatory Redemption Date, the "Redemption Date"), by first class mail, postage prepaid, to all Holders of record of the Series A Preferred Stock at their last addresses as they shall appear on the books of the Company; provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the Holder to whom the Company has failed to give notice or except as to the Holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (i) whether such redemption is being made pursuant to the optional or the mandatory redemption provisions hereof; (ii) the Redemption Date; (iii) the Applicable Redemption Price; (iv) the number of shares of Series A Preferred Stock to be redeemed and, if less than all shares held by such Holder are to be redeemed, the number of such shares to be redeemed; (v) the place or places where certificates for such shares are to be surrendered for payment of the Applicable Redemption Price, including any procedures applicable to redemptions to be accomplished through book-entry transfers; and (vi) that dividends on the shares to be redeemed will cease to accumulate on the Redemption Date. Upon the mailing of any such notice of redemption, the Company shall become obligated to redeem at the time of redemption specified thereon all shares called for redemption.

                  (e) If notice has been mailed in accordance with Section 4(d) above and provided that on or before the Redemption Date specified in such notice, all funds necessary for such redemption shall have been set aside by the Company, separate and apart from its other funds in trust for the pro rata benefit of the Holders of the shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, dividends on the shares of the Series A Preferred Stock so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series A Preferred Stock, and all rights of the Holders thereof as stockholders of the Company (except the right to receive from the Company the Applicable Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be redeemed by the Company at the Applicable Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the Holder thereof.

                  (f) Any funds deposited with a bank or trust company for the purpose of redeeming Series A Preferred Stock shall be irrevocable except that:

                           (i) the Company shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the Holders of any shares redeemed shall have no claim to such interest or other earnings; and

                           (ii) any balance of monies so deposited by the Company and unclaimed by the Holders of the Series A Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Company, and after any such repayment, the Holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for payment without interest or other earnings.

                  (g) No Series A Preferred Stock may be redeemed except with funds legally available for the purpose. The Company shall take all actions required or permitted under the DGCL to permit any such redemption.

                  (h) Notwithstanding the foregoing provisions of this Section 4, unless the full cumulative dividends on all outstanding shares of Series A Preferred Stock shall have been paid or contemporaneously are declared and paid for all past dividend periods, none of the shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed.

                  (i) All shares of Series A Preferred Stock redeemed pursuant to this Section 4 shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock other than shares of Series A Preferred Stock.

                  5. Exchange.

                  (a) The Company may, at its option, on any Dividend Payment Date occurring after the Separation Date, exchange, in whole, but not in part, the then outstanding shares of Series A Preferred Stock for Exchange Notes; provided, that (i) on the date of such exchange there are no accumulated and unpaid dividends on the Series A Preferred Stock (including the dividend payable on such date) or other contractual impediments to such exchange; (ii) there shall be legally available funds sufficient therefor; (iii) no Voting Rights Triggering Event has occurred and is continuing at the time of such exchange;
(iv) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Note Indenture) would exist under the Exchange Note Indenture and no default or event of default would exist under any material instrument governing Indebtedness outstanding at the time, in either case, would be caused thereby; (v) the Exchange Note Indenture has been qualified under the Trust Indenture Act, if such qualification is required at the time of exchange; and (vi) the Company shall have delivered a written opinion to the Exchange Note Trustee to the effect that all conditions to be satisfied prior to such exchange have been satisfied.

                  (b) The Exchange Notes shall be issuable in principal amounts of $1,000 and integral multiples thereof to the extent possible, and shall also be issuable in principal amounts less than $1,000 so that each Holder of Series A Preferred Stock will receive certificates representing the entire amount of Exchange Notes to which such Holder's shares of Series A Preferred Stock entitle such Holder; provided that the Company may pay cash in lieu of issuing an Exchange Note having a principal amount less than $1,000. Notice of the intention to exchange shall be sent by or on behalf of the Company not more than 60 days nor less than 30 days prior to the date fixed for the exchange (the "Exchange Date"), by first class mail, postage prepaid, to each Holder of record of Series A Preferred Stock at its registered address. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the Exchange Date; (ii) the place or places where certificates for such shares are to be surrendered for exchange, including any procedures applicable to exchanges to be accomplished through book-entry transfers; and (iii) that dividends on the shares of Series A Preferred Stock to be exchanged will cease to accumulate on the Exchange Date.

                  (c) A Holder delivering Series A Preferred Stock for exchange shall not be required to pay any taxes or duties in respect of the issue or delivery of Exchange Notes on exchange but shall be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the Exchange Notes in a name other than that of the Holder of the Series A Preferred Stock. Certificates representing Exchange Notes shall not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid.

                  (d) If notice of any exchange has been properly given, and if on or before the Exchange Date the Exchange Notes have been duly executed and authenticated and an amount in cash or additional shares of Series A Preferred Stock (as applicable) equal to all accumulated and unpaid dividends, if any, thereon to the Exchange Date has been deposited with the Transfer Agent, then on and after the close of business on the Exchange Date, the shares of Series A Preferred Stock to be exchanged shall no longer be deemed to be outstanding and may thereafter be issued in the same manner as the other authorized but unissued preferred stock, but not as Series A Preferred Stock, and all rights of the Holders thereof as stockholders of the Company shall cease, except the right of the Holders to receive upon surrender of their certificates the Exchange Notes and all accumulated and unpaid dividends, if any, thereon to the Exchange Date.

                  (e) As a condition to the exercise of the exchange rights described in this Section 5, the Company shall deliver an opinion to the Exchange Note Trustee as to the due authorization, execution, delivery and enforceability of both the Exchange Notes and the Exchange Note Indenture and as to the compliance by the Company with the provisions hereof.

                  6. Voting Rights.

                  (a) The Holders of record of shares of the Series A Preferred Stock shall have no voting rights, except as required by law and as hereinafter provided in this Section 6.

                  (b) Upon:

                           (i) the accumulation of accumulated and unpaid dividends on the outstanding Series A Preferred Stock in an amount equal to three (3) full semi-annual dividends (whether or not consecutive);

                           (ii) the failure of the Company to satisfy any mandatory redemption or repurchase obligation (including, without limitation, pursuant to any required Change of Control Offer) with respect to the Series A Preferred Stock;

                           (iii) the failure of the Company to make a Change of Control Offer on the terms and in accordance with the provisions described below in Section 7 hereof;

                           (iv) the failure of the Company to comply with any of the other covenants or agreements set forth in this Certificate of Designation and the continuance of such failure for 60 consecutive days or more; or

                           (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Closing Date, which default (1) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (2) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more (each of the events described in clauses (i), (ii), (iii), (iv) and (v) being referred to herein as a "Voting Rights Triggering Event");

then the number of members of the Company's Board of Directors shall be immediately and automatically increased by two, and the Holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, shall be entitled to elect two members to the Board of Directors of the Company.

                  (c) Whenever such voting right shall have vested, such right may be exercised initially either at a special meeting of the Holders of Series A Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such annual meetings or by the written consent of the Holders of Series A Preferred Stock. Such right of the Holders of Series A Preferred Stock to elect directors may be exercised until (i) all dividends in arrears shall have been paid in full and (ii) all other Voting Rights Triggering Events have been cured or waived, at which time the right of the Holders of Series A Preferred Stock to elect such number of directors shall cease, the term of such directors previously elected shall thereupon terminate, and the authorized number of directors of the Company shall thereupon return to the number of authorized directors otherwise in effect, but subject always to the same provisions for the renewal and divestment of such special voting rights in the case of any such future dividend arrearage or defaults or any such failure to make redemption payments.

                  (d) At any time when such voting right shall have vested in the Holders of Series A Preferred Stock and if such right shall not already have been initially exercised, a proper officer of the Company shall, upon the written request of Holders of record of 10% or more of the Series A Preferred Stock then outstanding, addressed to the Secretary of the Company, call a special meeting of Holders of Series A Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Company or, if none, at a place designated by the Secretary of the Company. If such meeting shall not be called by the proper officers of the Company within 30 days after the personal service of such written request upon the Secretary of the Company, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Company at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the Holders of record of 10% of the shares of Series A Preferred Stock then outstanding may designate in writing a Holder of Series A Preferred Stock to call such meeting at the expense of the Company, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the place for holding annual meetings of the Company or, if none, at a place designated by such Holder. Any Holder of Series A Preferred Stock that would be entitled to vote at such meeting shall have access to the stock books of the Company for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this Section. Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called if any such request is received less than 90 days before the date fixed for the next ensuing annual or special meeting of stockholders.

                  (e) If any director so elected by the Holders of Series A Preferred Stock shall cease to serve as a director before his term shall expire, the Holders of Series A Preferred Stock then outstanding may, at a special meeting of the Holders called as provided above, elect a successor to hold office for the unexpired term of the director whose place shall be vacant.

                  (f) The Company shall not, without the affirmative vote or consent of the Holders of a majority of the shares of Series A Preferred Stock then outstanding (with shares held by the Company or any of its Affiliates not being considered to be outstanding for this purpose):

                           (i) authorize, create (by way of reclassification or otherwise) or issue any Parity Securities or any Obligation or security convertible into or evidencing the right to purchase any Parity Securities;

                           (ii) amend or otherwise alter its Certificate of Incorporation in any manner that adversely affects the rights of Holders of Series A Preferred Stock;

                           (iii) amend or otherwise alter this Certificate of Designation (including the provisions of Section 7 hereof) in any manner; or

                           (iv) waive any existing Voting Rights Triggering Event or compliance with any provision of this Certificate of Designation.

                  (g) Without the consent of each Holder affected, an amendment or waiver of the Company's Certificate of Incorporation or of this Certificate of Designation may not (with respect to any shares of Series A Preferred Stock held by a non-consenting Holder):

                           (i) alter the voting rights with respect to the Series A Preferred Stock or reduce the number of shares of Series A Preferred Stock whose Holders must consent to an amendment, supplement or waiver;

                           (ii) reduce the Liquidation Preference of or change the Mandatory Redemption Date of any share of Series A Preferred Stock or alter the provisions with respect to the redemption of the Series A Preferred Stock (except as provided above with respect to Section 7 hereof);

                           (iii) reduce the rate of or change the time for payment of dividends on any share of Series A Preferred Stock;

                           (iv) waive the consequences of any failure to pay dividends on the Series A Preferred Stock;

                           (v) make any share of Series A Preferred Stock payable in any form other than that stated in this Certificate of Designation;

                           (vi) make any change in the provisions of this Certificate of Designation relating to waivers of the rights of Holders of Series A Preferred Stock to receive the Liquidation Preference and dividends on the Series A Preferred Stock;

                           (vii) waive a redemption payment with respect to any share of Series A Preferred Stock (except as provided above with respect to Section 7 hereof); or

                           (viii) make any change in the foregoing amendment and waiver provisions.

                  (h) The Company shall not, without the consent of at least two-thirds of the then outstanding shares of Series A Preferred Stock (with shares held by the Company or its Affiliates not being considered to be outstanding for this purpose), authorize, create (by way of reclassification or otherwise) or issue any Senior Securities or any Obligation or security convertible into or evidencing a right to purchase any Senior Securities.

                  (i) The Company in its sole discretion may without the vote or consent of any Holders of the Series A Preferred Stock amend or supplement this Certificate of Designation:

                           (i) to cure any ambiguity, defect or inconsistency;

                           (ii) to provide for uncertificated Series A Preferred Stock in addition to or in place of certificated Series A Preferred Stock; or

                           (iii) to make any change that would provide any additional rights or benefits to the Holders of the Series A Preferred Stock or that does not adversely affect the legal rights under this Certificate of Designation of any such Holder.

                  7. Change of Control.

                  (a) Upon the occurrence of a Change of Control, each Holder of shares of Series A Preferred Stock shall have the right to require the Company to repurchase all or any part (but not, in the case of any Holder requiring the Company to purchase less than all of the shares of Series A Preferred Stock held by such Holder, any fractional shares) of such Holder's Series A Preferred Stock pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate Liquidation Preference thereof plus accumulated and unpaid dividends, if any, thereon to the date of purchase (the "Change of Control Payment").

                  (b) The Change of Control Offer shall include all instructions and materials necessary to enable Holders to tender their shares of Series A Preferred Stock.

                  (c) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Series A Preferred Stock as a result of a Change of Control.

                  (d) Within 30 days following any Change of Control, the Company shall mail a notice to each Holder stating:

                           (i) that the Change of Control Offer is being made pursuant to this Section 7 and that all shares of Series A Preferred Stock tendered will be accepted for payment;

                           (ii) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date");

                           (iii) that any share of Series A Preferred Stock not tendered will continue to accumulate dividends;

                           (iv) that, unless the Company fails to pay the Change of Control Payment, all shares of Series A Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accumulate dividends after the Change of Control Payment Date;

                           (v) that Holders electing to have any shares of Series A Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender the shares of Series A Preferred Stock, with the form entitled "Option of Holder to Elect Purchase" which shall be included with the Notice of Change of Control completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

                           (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the number of shares of Series A Preferred Stock delivered for purchase, and a statement that such Holder is withdrawing his election to have such shares purchased; and

                           (vii) the circumstances and relevant facts regarding such Change of Control (including, but not limited to, information with respect to pro forma historical financial information after giving effect to such Change of Control and information regarding the Person or Persons acquiring control).

                  (e) On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment all shares of Series A Preferred Stock or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all shares of Series A Preferred Stock or portions thereof so tendered and (iii) deliver or cause to be delivered to the Transfer Agent the shares of Series A Preferred Stock so accepted together with an Officers' Certificate stating the aggregate Liquidation Preference of the shares of Series A Preferred Stock or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to each Holder of Series A Preferred Stock so tendered the Change of Control Payment for such Series A Preferred Stock, and the Transfer Agent shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new certificate representing the shares of Series A Preferred Stock equal in Liquidation Preference amount to any unpurchased portion of the shares of Series A Preferred Stock surrendered, if any. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

                  (f) Prior to complying with the provisions of this Section 7, but in any event within 90 days following a Change of Control, the Company shall either repay all outstanding Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Indebtedness to permit the repurchase of Series A Preferred Stock required by this Section 7.

                  (g) The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 7 applicable to a Change of Control Offer made by the Company and purchases all shares of Series A Preferred Stock validly tendered and not withdrawn under such Change of Control Offer.

                  8. Certain Covenants.

                  (a) Restricted Payments.

                           (i) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any payment or distribution on account of the Company's Parity Securities or Junior Securities (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or on account of any Qualified Subsidiary Stock or make any payment or distribution to or for the benefit of the direct or indirect holders of the Company's Parity Securities or Junior Securities or the direct or indirect holders of any Qualified Subsidiary Stock in their capacities as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (b) purchase, redeem or otherwise acquire or retire for value any Parity Securities or Junior Securities of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any of its Restricted Subsidiaries and other than the acquisition of Equity Interests in Subsidiaries of the Company solely in exchange for Equity Interests (other than Disqualified Stock) of the Company); (c) make any payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Junior Securities, except payments of the Liquidation Preference thereof at final maturity; (d) make any loan, advance, capital contribution to or other investment in, or guarantee any obligation of, any Affiliate of the Company other than a Permitted Investment; (e) forgive any loan or advance to or other obligation of any Affiliate of the Company (other than a loan or advance to or other obligation of a Wholly Owned Restricted Subsidiary) which at the time it was made was not a Restricted Payment that was permitted to be made; or (f) make any Restricted Investment (all such payments and other actions set forth in clauses (a) through (f) above being collectively referred to as "Restricted Payments"), unless, at the time of and immediately after giving effect to such Restricted
         Payment:

                                    (1) no Voting Rights Triggering Event shall
         have occurred and be continuing or would occur as a consequence thereof; and

                                    (2) the Company would be permitted to incur
         $1.00 of additional Indebtedness pursuant to the Indebtedness to Adjusted Operating Cash Flow Ratio described in Section 8(b)(i) hereof; and

                                    (3) such Restricted Payment, together with
         the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Closing Date, is less than the sum of (A) an amount equal to the Cumulative Operating Cash Flow for the period (taken as one accounting period) from the beginning of the first full month commencing after the Closing Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (the "Basket Period") less 1.4 times the Company's Cumulative Total Interest Expense for the Basket Period, plus (B) 100% of the aggregate net cash proceeds and, in the case of proceeds consisting of assets constituting or used in a Permitted Business, 100% of the fair market value of the aggregate net proceeds other than cash received since the Closing Date (i) by the Company as capital contributions to the Company (other than from a Subsidiary) or (ii) from the sale by the Company (other than to a Subsidiary) of its Equity Interests (other than Disqualified Stock), plus (C) without duplication, to the extent that any Restricted Investment that was made after the Closing Date is sold for cash or otherwise liquidated or repaid for cash, the Net Proceeds received by the Company or a Wholly Owned Restricted Subsidiary of the Company upon the sale of such Restricted Investment, plus (D) without duplication, to the extent that any Unrestricted Subsidiary is designated by the Company as a Restricted Subsidiary, an amount equal to the fair market value of such Investment at the time of such designation, plus (E) $2.5 million.

                           (ii) The foregoing Section 8(a)(i) shall not prohibit
         (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Certificate of Designation;
         (2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the net proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (3)(B) of the preceding paragraph (i); (3) the payment by the Company of advances under the Split Dollar Agreement in an amount not to exceed $250,000 in any four-quarter period; (4) the repurchase or redemption from employees of the Company and its Subsidiaries (other than the Principal) of Capital Stock of the Company in an amount not to exceed an aggregate of $3.0 million; (5) the payment of dividends on the Series A Preferred Stock in accordance with the terms thereof as in effect on the Closing Date; (6) the issuance of Exchange Notes in exchange for shares of the Series A Preferred Stock; provided that such issuance is permitted by Section 8(b) hereof; and (7) in the event that the Company elects to issue Exchange Notes in exchange for Series A Preferred Stock, cash payments made in lieu of the issuance of Exchange Notes having a face amount less than $1,000 and any cash payments representing accumulated and unpaid dividends in respect thereof, not to exceed $100,000 in the aggregate in any fiscal year.

                           (iii) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or the applicable Restricted Subsidiary, as the case may be, net of any liabilities proposed to be assumed by the transferee and novated pursuant to a written agreement releasing the Company and its Subsidiaries. Not later than the date of making any Restricted Payment, the Company shall deliver to the Board of Directors an Officers' Certificate stating that such Restricted Payment is permitted by the terms hereof and setting forth the basis upon which the calculations required by this Section 8(a) were computed, which calculations may be based upon the Company's latest available financial statements.

                           (iv) The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Voting Rights Triggering Event. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries in the Subsidiary so designated shall be deemed to be Restricted Payments at the time of such designation (valued as set forth below) and shall reduce the amount available for Restricted Payments under Section 8(a)(i) hereof. All such outstanding Investments shall be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation shall be permitted only if such Restricted

         Payment would be permitted at such time and if such Restricted Subsidiary would otherwise meet the definition of an Unrestricted Subsidiary.

                  (b) Incurrence of Indebtedness and Issuance of Preferred
Stock.

                           (i) The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and shall not issue any Disqualified Stock and shall not permit any of its Subsidiaries to issue any shares of preferred stock (other than Qualified Subsidiary Stock); provided, however, that (a) the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and (b) a Restricted Subsidiary of the Company may incur Indebtedness (including Acquired Debt) or issue shares of preferred stock (including Disqualified Stock) if, in each case, the Company's Indebtedness to Adjusted Operating Cash Flow Ratio as of the date on which such Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been 7.0 to 1 or less, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, as of the date of such calculation.

                           The foregoing provisions shall not apply to:

                                    (1) the incurrence by the Company's
                  Unrestricted Subsidiaries of Non-Recourse Debt or the issuance by such Unrestricted Subsidiaries of preferred stock; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary or any such preferred stock becomes preferred stock (other than Qualified Subsidiary Stock) of a Restricted Subsidiary, as the case may be, such event shall be deemed to constitute an incurrence of Indebtedness by or an issuance of preferred stock (other than Qualified Subsidiary Stock) of, as the case may be, a Restricted Subsidiary of the Company;

                                    (2) the incurrence by the Company or any of
                  its Restricted Subsidiaries of Indebtedness pursuant to one or more Bank Facilities, so long as the aggregate principal amount of all Indebtedness outstanding under all Bank Facilities does not, at the time of incurrence, exceed an amount equal to $50.0 million;

                                    (3) the incurrence by the Company and its
                  Restricted Subsidiaries of the Existing Indebtedness;

                                    (4) the incurrence by the Company of
                  Indebtedness under the Exchange Notes;

                                    (5) the incurrence by the Company or any of
                  its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided, however, that (A) any subsequent issuance or transfer of Equity Interests that result in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the

                  Company and (B) any sale or other transfer of such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

                                    (6) the incurrence by the Company or any of
                  its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

                                    (7) the incurrence by the Company or any of
                  its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by this Certificate of Designation to be incurred; and

                                    (8) the incurrence by the Company or any of
                  its Restricted Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $5.0 million.

                           (ii) If an item of Indebtedness is permitted to be incurred on the basis of the first paragraph of Section 8(b)(i) hereof and also on the basis of one or more of clauses (1) through (8) of
         Section 8(b)(i) hereof, or is permitted to be incurred on the basis of two or more of clauses (1) through (8) of Section 8(b)(i) hereof, then the Company shall classify the basis on which such item of Indebtedness is incurred. If an item of Indebtedness is repaid with the proceeds of an incurrence of other Indebtedness (whether from the same or a different creditor), the Company may classify such other Indebtedness as having been incurred on the same basis as the Indebtedness being repaid or on a different basis permitted under this covenant. For purposes of this Section 8(b)(ii), "Indebtedness" includes Disqualified Stock and preferred stock of Subsidiaries. Accrued interest and accreted discount will not be deemed incurrence of Indebtedness for purposes of this Section 8(b).

                  (c) Merger, Consolidation or Sale of Assets. The Company shall not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Series A Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series A Preferred Stock had with respect to the Company immediately prior to such transaction;
(iii) immediately after such transaction no Voting Rights Triggering Event exists; and (iv) the Company or the entity or

Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Indebtedness to Adjusted Operating Cash Flow Ratio set forth in Section 8(b)(i) hereof.

                  (d) Transactions with Affiliates. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Holders (1) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and a majority of the Independent Directors and (2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing; provided that the Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any Affiliate Transaction involving aggregate consideration in excess of $1.0 million at any time that there is not at least one Independent Director on the Company's Board of Directors; and provided further that (A) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (B) transactions between or among the Company and/or its Restricted Subsidiaries, (C) the payment of any dividend on, or the issuance of the Exchange Notes in exchange for, the Series A Preferred Stock, provided that such dividends are paid on a pro rata basis and the Exchange Notes are issued in accordance with this Certificate of Designation, and (D) transactions permitted by the provisions of Section 8(a) hereof, in each case, shall not be deemed Affiliate Transactions.

                  (e) Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(1) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (A) on its Capital Stock or
(B) with respect to any other interest or participation in, or measured by, its profits, or (2) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (1) the terms of any Indebtedness permitted by this Certificate of Designation to be incurred by any Subsidiary of the Company, (2) Existing Indebtedness as in effect on the Closing Date, (3) applicable law, (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or (5) by reason of customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business and consistent with past practices.

                  (f) Limitation on Issuance and Sales of Capital Stock of Wholly Owned Restricted Subsidiaries. The Company (i) shall not, and shall not permit any Wholly Owned Restricted Subsidiary of the Company to, transfer, convey, sell or otherwise dispose of any Capital Stock (other than Qualified Subsidiary Stock) of any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Restricted Subsidiary and (ii) shall not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than Qualified Subsidiary Stock and, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

                  (g) Reports.

                           (i) Whether or not required by the rules and regulations of the Commission, so long as any shares of Series A Preferred Stock are outstanding, the Company shall furnish to the Holders of Series A Preferred Stock (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company shall file a copy of all such information and reports with the Commission for public availability (unless the Commission shall not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition to the financial information required by the Exchange Act, each such quarterly and annual report shall be required to contain "summarized financial information" (as defined in Rule 1-02(aa)(1) of Regulation S-X under the Exchange Act) showing Adjusted Operating Cash Flow for the Company and its Restricted Subsidiaries, on a consolidated basis, where Adjusted Operating Cash Flow for the Company is calculated in a manner consistent with the manner described under the definition of "Adjusted Operating Cash Flow" contained herein. The summarized financial information required pursuant to the preceding sentence may, at the election of the Company, be included in the footnotes to audited consolidated financial statements or unaudited quarterly financial statements of the Company and shall be as of the same dates and for the same periods as the consolidated financial statements of the Company and its Subsidiaries required pursuant to the Exchange Act.

                           (ii) The Company shall deliver to the Holders, within 90 days after the end of each fiscal year, an Officers' Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Certificate of Designation and further stating, as to each such officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Certificate of Designation and is not in default in the performance or observance of any of the terms, provisions and conditions of this Certificate of Designation (or, if any such default shall have occurred, describing all such defaults of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the Liquidation Preference of or dividends, if any, on the Series A Preferred Stock is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

                           (ii) The Company shall, so long as any of the shares of Series A Preferred Stock are outstanding, deliver to the Holders, forthwith upon any Executive Officer of the Company becoming aware of any default under this Certificate of Designation, an Officers' Certificate specifying such default and what action the Company is taking or proposes to take with respect thereto.

                  (h) Conflicts with By-laws. If any provisions of the Company's By-laws conflict in any way with this Certificate of Designation, the Company shall, so long as any of the shares of Series A Preferred Stock are outstanding, take all necessary actions to amend such By-laws and thereby resolve the conflict.

                  9. Payment.

                  (a) All amounts payable in cash with respect to the Series A Preferred Stock shall be payable in United States dollars at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of dividends (if any) may be made by check mailed to the Holders of the Series A Preferred Stock at their respective addresses set forth in the register of Holders of Series A Preferred Stock maintained by the Transfer Agent, provided that all cash payments with respect to the Global Shares (as defined below) and shares of Series A Preferred Stock the Holders of which have given wire transfer instructions to the Company shall be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof.

                  (b) Any payment on the Series A Preferred Stock due on any day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date.

                  (c) The Company has initially appointed the Transfer Agent to act as the "Paying Agent." The Company may at any time terminate the appointment of any Paying Agent and appoint additional or other Paying Agents, provided that until the Series A Preferred Stock has been delivered to the Company for cancellation, or moneys sufficient to pay the Liquidation Preference and accumulated dividends on the Series A Preferred Stock have been made available for payment and either paid or returned to the Company as provided in this Certificate of Designation, it shall maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of Series A Preferred Stock for conversion.

                  (d) Dividends payable on the Series A Preferred Stock on any redemption date or repurchase date that is a Dividend Payment Date shall be paid to the Holders of record as of the immediately preceding Record Date.

                  (e) All moneys and shares of Series A Preferred Stock deposited with any Paying Agent or then held by the Company in trust for the payment of the Liquidation Preference and dividends on any shares of Series A Preferred Stock which remain unclaimed at the end of two years after such payment has become due and payable shall be repaid to the Company, and the Holder of such shares of Series A Preferred Stock shall thereafter look only to Company for payment thereof.

                  10. Officers' Certificate.

                  Each Officers' Certificate provided for in this Certificate of Designation shall include:

                  (a) a statement that the officer making such certificate or opinion has read such covenant or condition;

                  (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

                  (c) a statement that, in the opinion of such officer, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

                  (d) a statement as to whether or not, in the opinion of such officer, such condition or covenant has been satisfied.

                  11. Exclusion of Other Rights.

                  Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation (as such Certificate of Designation may be amended from time to time) and in the Certificate of Incorporation. The shares of Series A Preferred Stock shall have no preemptive or subscription rights.

                  12. Headings of Subdivisions.

                  The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

                  13. Severability of Provisions.

                  If any voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

                  14. Form of Securities.

                  (a) The Series A Preferred Stock shall initially be issued in the form of one or more Global Preferred Shares (the "Global Shares"). The Global Shares shall be deposited on the Closing Date with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to as the "Global Share Holder").

                  (b) So long as the Global Share Holder is the registered owner of any Series A Preferred Stock, the Global Share Holder will be considered the sole Holder under this Certificate of Designation of any shares of Series A Preferred Stock evidenced by the Global Shares. Beneficial owners of shares of Series A Preferred Stock evidenced by the Global Shares shall not be considered the owners or Holders thereof under this Certificate of Designation for any purpose. The Company shall not have any responsibility or liability for any aspect of the records of the Depositary relating to the Series A Preferred Stock.

                  (c) Payments in respect of the Liquidation Preference, dividends on any Series A Preferred Stock registered in the name of the Global Share Holder on the applicable record date shall be payable by the Company to or at the direction of the Global Share Holder in its capacity as the registered Holder under this Certificate of Designation. The Company may treat the persons in whose names Series A Preferred Stock, including the Global Shares, are registered as the owners thereof for the purpose of receiving such payments. The Company does not and will not have any responsibility or liability for the payments of such amounts to beneficial holders of Series A Preferred Stock.

                  (d) Any person having a beneficial interest in a Global Share may, upon request to the Company, exchange such beneficial interest for Series A Preferred Stock in the form of registered definitive certificates ("Certificated Securities"). Upon any such issuance, the Company shall register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). If (i) the Company notifies the Holders in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Holders in writing that it elects to cause the issuance of Series A Preferred Stock in the form of Certificated Securities, then, upon surrender by the Global Share Holder of its Global Shares, Series A Preferred Stock in such form will be issued to each person that the Global Share Holder and the Depositary identify as being the beneficial owner of the related Series A Preferred Stock.

                  IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed by Marshall W. Pagon, Chief Executive Officer, and attested by Howard E. Verlin, its secretary, this __ day of January, 1997.



                                    PEGASUS COMMUNICATIONS CORPORATION




                                    By:___________________________________
                                       Marshall W. Pagon
                                       Chief Executive Officer


ATTEST:


By: __________________
   Howard E. Verlin
   Secretary